UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 12, 2005

THE BOEING COMPANY

(Exact name of registrant as specified in its charter)

Commission file number 1-442

Delaware	91-0425694

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 N. Riverside, Chicago, IL	60606-1596

(Address of principal executive offices)	(Zip Code)

(312) 544-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On January 12, 2005, The Boeing Company (the “Company”) decided to conclude production of the 717 commercial airplane in 2006 due to the lack of overall market demand for the airplane. The Company’s decision is expected to result in total pre-tax charges of approximately $385 million, of which $280 million is expected to be incorporated in the Company’s 2004 fourth quarter and year end results, $60 million is expected to be recognized in 2005, and $45 million is expected to be recognized over the period 2005-2007. The Company had previously stated on January 14, 2005 that termination of the 717 line would result in a $340 million charge to 2004 fourth quarter and year end results, but subsequently, the Company determined that $60 million (pension settlement costs) of that $340 million charge would instead be incorporated in 2005 results.

Of the $280 million charge that is expected to be incorporated in the Company’s 2004 fourth quarter and year end results, supplier termination charges are estimated to be $171 million; production disruption and related charges are estimated to be $36 million; pension/post-retirement curtailment charges are estimated to be $43 million; and severance charges are estimated to be $30 million. Of the $105 million charge that is expected to be recorded by the Company in periods subsequent to 2004, pension settlement charges are estimated to be $60 million and plant shutdown charges are estimated to be $45 million. The termination of the 717 line will result in $385 million dollars of cash expenditures that are expected to occur during 2005-2007.

Item 2.06 Material Impairments

On January 12, 2005, the Company decided to recognize a pre-tax charge of approximately $275 million related to the initial production of aerial refueling tankers for the U.S. Air Force. The Company reached its decision as a result of its regular quarter and year-end reviews and reflects the Company’s updated assessment of securing the specific USAF 767 Tanker contract. The Company estimates future cash expenditures to be approximately $49 million.

Item 9.01. Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Exhibits

99.1    Press release issued by The Boeing Company on January 14, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

(Registrant)

/s/ James C. Johnson
James C. Johnson

Vice President, Corporate Secretary and Assistant General Counsel

Date: January 19, 2005

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by The Boeing Company on January 14, 2005

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